SUMMARY PROSPECTUS FOR NEW INVESTORS

Effective: April 30, 2022

Fidelity Personal Retirement Annuity

Issued by Fidelity Investments Life Insurance Company (“FILI”)

This Summary Prospectus summarizes key features of the Fidelity Personal Retirement Annuity (“FPRA”).

Before you invest, you should also review the prospectus for FPRA, which contains more information about FPRA’s features, benefits, and risks. You can find this document and other information about FPRA online at [________]. You can find shareholder reports for the Funds available in FPRA online at [_______] You can also obtain this information at no cost by calling [__________] or by sending an email to [____________].

You may cancel your Contract within 10 days of receiving it without paying fees or penalties. In some states, this cancellation period may be longer. Upon cancellation, you will receive either a full refund of the amount you paid with your application or your total Contract Value. You should review the prospectus, or consult with your investment professional, for additional information about the specific cancellation terms that apply.

Additional information about certain investment products, including variable annuities, has been prepared by the Securities and Exchange Commission’s staff and is available at Investor.gov.

TABLE OF CONTENTS

Glossary	3

Important Information You Should Consider About The Fidelity Personal Retirement Annuity (“FPRA”)	5

Overview of the Contract	8

Benefits Available Under the Contract	10

Buying the Contract	10

Making Withdrawals: Accessing the Money in your Contract	11

Additional Information About Fees	11

Appendix A: Funds Available Under the Contract	14

GLOSSARY

Accumulation Phase - The Accumulation Phase starts when you purchase your Contract and ends on the Annuity Date, when the Income Phase starts.

Accumulation Unit - A unit of interest in an Investment Option.

Accumulation Unit Value - The value of a particular Accumulation Unit at a particular time.

Annuitant or Annuitants - The person(s) designated by the Owner(s) to receive monthly annuity income payments.

Annuity Date - A date selected by the Owner(s) for annuity income payments to begin. This date can be as late as the first day of the calendar month following the oldest Owner’s 95th birthday. Once annuity income payments begin, Owners have no rights in the Contract.

Base Contract Expenses – also referred to as “Contract Charges” – Expenses that we assess daily at an annual effective rate against the assets of each Subaccount, comprised of a Mortality and Expense Risk Charge and an Administrative Charge.

Beneficiary or Beneficiaries - The person or persons who receive proceeds from the Contract if all the Owners die before the Annuity Date.

Contract - The annuity contract described in this prospectus.

Contract Anniversary - The same month and day as the Contract Date in each later year.

Contract Date - The date your Contract becomes effective. We show this date in your Contract.

Contract Value - The total amount attributable to a Contract at any time before annuity income payments begin.

Contract Year - A year that starts on the Contract Date or a Contract Anniversary and ends at the close of business on the day before the next Contract Anniversary.

Death Benefit – A benefit equal to the Contract Value that applies if any Owner (or Annuitant for a trust owned Contract) dies before the Annuity Date.

Exchanges - Transfers of values among the Investment Options.

Free Look Period – The limited period of time after you purchase your Contract that you can cancel it and return it for a refund.

Funds - The mutual fund portfolios in which the Investment Options invest.

Income Phase – The Income Phase starts on the Annuity Date and represents the period of time the Contract makes annuity income payments.

Investment Options - The Subaccounts of the Variable Account to which you may allocate Contract Value. Each Subaccount invests exclusively in the shares of one Fund.

Non-qualified - Funds other than funds from an IRA or a qualified plan such as a 401(a), or a 401(k) plan, 403(b) plan, or a governmental 457(b) plan.

Owner(s) - also “You” or “you” - The one or two persons who have the ownership rights and privileges under the Contract before the Annuity Date. In general, two people may purchase a Contract only if they are spouses.

Purchase Payment(s) - The amount(s) you invest in a Contract before any deduction for premium taxes. This term includes the Initial Purchase Payment in return for which we issue your Contract and any additional Purchase Payments you make later.

Subaccounts - The divisions of the Variable Account, each of which invests exclusively in the shares of one Fund.

Total Return - A measure of the investment performance for an Investment Option from one Valuation Period to the next.

Valuation Period - The period of time between one determination of the value of Accumulation Units to the next determination. We make determinations as of the close of business of the New York Stock Exchange (normally 4 p.m. Eastern Time) each day that the Exchange is open for trading.

Variable Account - Fidelity Investments Variable Annuity Account I.

You or you - The one or two persons who own a Contract. Once the Contract is issued, the Owner(s) may not be changed, except that if a Contract has one Owner at the time of issue, that Owner may add a second Owner.

IMPORTANT INFORMATION YOU SHOULD CONSIDER ABOUT THE FIDELITY PERSONAL RETIREMENT ANNUITY (“FPRA”)

Fees and Expenses				Location in Prospectus

Charges for Early Withdrawals	None

Transaction Charges	Although we do not currently intend to charge for Exchanges, we reserve the right to impose a charge if you make Exchanges on more than six days during a calendar year.			Fee Tables

Ongoing Fees and Expenses (“Annual charges”)

The table below describes the fees and expenses that you may pay each year, depending on the options you choose. Please refer to your Contract Schedule page for information about the specific fees you will pay each year based on the options you have elected.

Fee Tables 8. Current Charges Appendix A: Funds Available Under the Contract
	Annual Fee	Minimum	Maximum
	Base Contract Expenses	0.25%[1,2]	0.25%[1,2]
	Investment Options (Fund fees and expenses)	[ ]%[1]	[ ]%[1]

The Annual Charges do not include any advisory fees that may be paid by you to a third-party investment advisory firm. If you pay such fees from the Contract, your expenses will be higher.

1  As a percentage of the assets of each Investment Option.

[2] You will be assessed Base Contract Expenses of 0.10% (hereafter referred to as “lower Contract Charges”) if (1) you purchase a Contract on or after September 7, 2010 with an Initial Purchase Payment of $1,000,000 or more, or (2) your Contract Value equals $1,000,000 or more on or after September 7, 2010 and at that time we are offering the Contract to new applicants at the lower Contract Charges.

Because your Contract is customizable, the choices you make affect how much you will pay. To help you understand the cost of owning your Contract, the following table shows the lowest and highest cost you could pay each year, based on current charges.

	Lowest Annual Cost $[ ]	Highest Annual Cost $[ ]

Assumes

•   Investment of $100,000

•   5% annual appreciation

•   0.25% Base Contract Expenses

•   Least expensive combination of Fund fees and expenses

•   No advisory fees paid to third-party investment advisory firms

•   No additional Purchase Payments, transfers or withdrawals

Assumes

•   Investment of $100,000

•   5% annual appreciation

•   0.25% Base Contract Expenses

•   Most expensive combination of Fund fees and expenses

•   No advisory fees paid to third-party investment advisory firms

•   No additional Purchase Payments, transfers or withdrawals

Risks			Location in Prospectus

Risk of Loss	An investor can lose money by investing in the Contract.		1. Principal Risks of Investing in the Contract 2(a). FILI and the Variable Account 2(b). The Funds

Not a Short-Term Investment	The Contract is not suitable as a short-term investment and is not appropriate for an investor who needs ready access to cash. This is because the benefits of tax deferral are more advantageous to investors with a long-time horizon. Investors with a short time horizon may not benefit. Furthermore, adverse tax consequences may result from withdrawals prior to age 59 1⁄2.		1. Principal Risks of Investing in the Contract

Risks Associated with Investment Options

•  An investment in the Contract is subject to the risk of poor performance of the Investment Options.

•  Performance will vary based on the Investment Option(s) you select.

•  You should review each Fund’s prospectus carefully before making an investment decision.

1. Principal Risks of Investing in the Contract 2(a). FILI and the Variable Account 2(b). The Funds

Insurance Company Risks	The Contract is issued by Fidelity Investments Life Insurance Company (“FILI, “we”, or “us”). The obligations, guarantees, and benefits of the Contract are subject to FILI’s claims-paying ability. Further information about FILI, including its financial strength ratings, is available upon request by [______________].	1. Principal Risks of Investing in the Contract 2(a). FILI and the Variable Account

Restrictions		Location in Prospectus

Investments

•   During all or part of the Free Look Period, we reserve the right to invest your Purchase Payments in the Government Money Market Investment Option.

•   You cannot exchange less than $250 from any Investment Option except that if you have less than $250 in an Investment Option you may exchange the entire amount.

•   Contract Owners who engage in frequent Exchanges may be subjected to temporary or permanent restrictions on future purchase or Exchanges.

•   We have the right to eliminate Investment Options, to combine two or more Investment Options, or to substitute a new mutual fund for the mutual fund in which an Investment Option invests.

3(a). Purchase of a Contract 5(a). General Procedures for Making Exchanges 5(f). FILI Policies Regarding Frequent Trading 11(a). Changes in Investment Options

Taxes		Location in Prospectus

Tax Implications

•   The Contracts are not offered in connection with Individual Retirement Accounts (“IRAs”) or qualified plans of any kind.

•   Consult with a tax professional to determine the tax implications of an investment in and payments received under this Contract.

Under current law, you will not be taxed on increases in the value of your Contact until a distribution occurs. The taxable portion of a distribution is generally taxed as ordinary income. A penalty tax equal to 10% of the amount treated as taxable income may be imposed on distributions received before age 59 1⁄2.

1. Principal Risks of Investing in the Contract 3(a). Purchase of a Contract 9. Tax Considerations

Conflicts of Interest		Location in Prospectus

Investment Professional Compensation	Your investment professional may receive compensation for selling this Contract to you in the form of commissions. This conflict of interest may influence your investment professional to recommend this Contract over another investment.	2(b). The Funds 2(c). Selling the Contracts

Exchanges	Your investment professional may have a financial incentive to offer you a new contract in place of the one you own. You should only exchange your contract if you determine, after comparing the features, fees, and risks of both contracts, that it is better for you to purchase the new contract rather than continue to own your existing contract.	“Replacement of Contracts” under 3(a). Purchase of a Contract

OVERVIEW OF THE CONTRACT

What is this contract designed to do and who could it be appropriate for?

FPRA is designed to provide long-term, tax-deferred accumulation of assets through investments in a variety of Investment Options during the Accumulation Phase. It can also supplement your retirement income by providing a stream of income payments during the Income Phase. This Contract may be appropriate if you desire to accumulate assets on a tax-deferred basis, are already maximizing contributions to employer sponsored plans and IRA accounts and have a long-term investment horizon.

How do I accumulate assets in this contract and receive income from the contract?

Your contract has two phases: 1) an Accumulation Phase; and 2) an Income Phase, beginning on the Annuity Date.

•	Accumulation Phase

To help you accumulate assets, you invest your Purchase Payments in one or more of the Investment Options. The value of the money you invest in any Investment Option will vary with the performance of the single mutual fund portfolio (the “Fund”) in which the Investment Option invests. Each Fund has its own investment strategies, investment advisers, expense ratios, and returns. Information about the Funds is provided in Appendix A: Funds Available Under the Contract.

•	Income Phase

During the Income Phase, the Contract pays a stream of guaranteed income payments to the Annuitant(s) beginning on the Annuity Date. For a Contract issued to one Owner, we pay monthly fixed annuity income to the Annuitant(s) beginning on the Annuity Date if the Owner is still alive on the Annuity Date. For a Contract issued to two Owners, we pay monthly fixed annuity income if either (1) both Owners are alive on the Annuity Date or (2) one Owner is alive on the Annuity Date and the surviving Owner was the deceased Owner’s spouse at the time of death and elected to continue the Contract as his or her own. However, Owners have no rights once annuity income payments begin.

Income payments continue until all the Annuitants are no longer living, or for 120 monthly payments, whichever is longer. To provide annuity income, on the Annuity Date all Accumulation Units in the Investment Options are redeemed and the money is transferred to our general account. Thereafter, the Contract’s Death Benefit terminates and there is no ability to make withdrawals.

What are the other primary features of the contract?

Other primary contract features:

•

Purchase Payments: To purchase a Contract, you must generally make an Initial Purchase Payment of at least $10,000. You may make additional Purchase Payments to a Contract before the Annuity Date if all the Owners are still living. The smallest additional Purchase Payment we will accept is generally $250 (or $100 if Automatic Annuity Builder is elected).

•

Making Exchanges: During the Accumulation Phase, you may make transfers of money (“Exchanges”) among the Investment Options by sending us instructions in writing, by calling us, or by using our Internet website.

•

Accessing your money: During the Accumulation Phase, you have full access to your money. You can choose to withdraw your Contract Value at any time (although certain withdrawals prior to age 59 1⁄2 may be subject to a tax penalty equal to 10% of the amount treated as taxable income).

•

Tax treatment: You can Exchange money between investment options without tax implications, and earnings (if any) on your investments are generally tax-deferred. Earnings, if any, are taxed as ordinary income when received in the form of a withdrawal, annuity income payment, or other form of distribution.

•

Death benefit: Your Contract includes a standard Death Benefit that will pay your designated Beneficiaries the Contract Value if all the owners die during the Accumulation Phase. Please note poor investment performance and withdrawals can significantly reduce this benefit.

•

Automatic Annuity Builder: At no additional charge, you may use Automatic Annuity Builder to make periodic, pre-authorized Purchase Payments by electronic funds transfers from your checking or savings account, or by transfers from your Fidelity Investments brokerage account.

•

Dollar Cost Averaging and Automatic Rebalancing: At no additional charge, you may use Dollar Cost Averaging to make automatic monthly Exchanges from either the Government Money Market Investment Option or the Investment Grade Bond Investment Option (the “Source Option”), but not both, to any of the other Investment Options you select (the “Destination Options”). Alternatively, at no additional charge, you may use Automatic Rebalancing, which on a periodic basis automatically rebalances the Investment Options you select to help you maintain your specified allocation mix of Investment Options.

•

Systematic Withdrawal Program: At no additional charge, you may use our Systematic Withdrawal Program to schedule periodic withdrawals of at least $100 on a monthly, quarterly, semi-annual, or annual basis.

BENEFITS AVAILABLE UNDER THE CONTRACT

The following tables summarize information about the benefits available under the Contract. A detailed description of each benefit follows the tables.

Standard Benefits

(benefits included in your Contract)

Name of Benefit	Purpose	Maximum Fee	Brief Description of Restrictions / Limitations
Death Benefit	Upon death of an Owner (or Annuitant in the case of a trust owned contract) prior to the Annuity Date, provides a benefit equal to the Contract Value to the Beneficiary(ies).	None	There is no guaranteed minimum death benefit. Poor investment performance and withdrawals can significantly reduce the benefit.

Optional Benefits

(benefits you can choose to elect)

Name of Benefit	Purpose	Maximum Fee	Brief Description of Restrictions / Limitations
Automatic Annuity Builder	Allows for periodic, pre-authorized Purchase Payments from a checking or savings account, or a Fidelity Investments brokerage account.	None	Minimum transfer amount is $100.

Dollar Cost Averaging	Allows for automatic monthly Exchanges from one of two Investment Options (the Source Options) to any other Investment Option (the Destination Option).	None	Minimum transfer amount is $250. May not be used at the same time as Automatic Rebalancing.

Automatic Rebalancing	Helps to maintain a specified allocation mix among Investment Options.	None	May not be used at the same time as Dollar Cost Averaging.

Systematic Withdrawal Program	Allows for periodic withdrawals of at least $100 on a monthly, quarterly, semi-annual or annual basis	None	Contract Value must be at least $10,000 to begin this program.

BUYING THE CONTRACT

Application and Initial Purchase Payment:

To purchase a Contract, you must complete an application and you must generally make an Initial Purchase Payment of at least $10,000. If you are purchasing a Contract by exchanging one or more annuity contracts or life insurance policies, you may purchase the Contract with a combination of (1) a check or other form of immediate payment of at least $250 and (2) assignment of your existing annuity contract or life insurance policy. The total value of the immediate payment and the existing annuity contract or life insurance policy must be at least $10,000.

Once we receive your completed application in a form acceptable to us, we will apply the Initial Purchase Payment to the purchase of a Contract within two business days after we receive the application and Initial Purchase Payment at our Annuity Service Center. The address of our Annuity Service Center is P.O. Box 770001, Cincinnati, Ohio 45277-0050. The date that we credit your Initial Purchase Payment and your Contract becomes effective is called the Contract Date.

Contributing to a Contract:

You may add money to a Contract before the Annuity Date if all the Owners are still living. The smallest additional Purchase Payment we will accept is generally $250. You may also make regular monthly additional Purchase Payments of at least $100 by authorizing your bank to make regular transfers to us from your checking or savings account, or by authorizing regular transfers from your Fidelity Investments brokerage account. See Automatic Annuity Builder under 4. Benefits Available Under the Contract in the Prospectus.

You may make a telephone, mail, or Internet request to make an additional Purchase Payment by moving money from your Fidelity mutual fund or Fidelity brokerage “core” account, or other eligible Fidelity Investments accounts. You may also request to make an additional Purchase Payment by moving money from your bank account. Any Contracts and accounts between which money will be transferred must have at least one owner’s name in common.

An additional Purchase Payment that you invest in any Investment Option(s) will be credited to your Contract based on the next computed Accumulation Unit Value(s) for those Investment Option(s) after we receive your payment at our Annuity Service Center. See Accumulation Units under 3(c). Purchase Payments in the Prospectus.

We may limit the amount of any Initial or Additional Purchase Payment.

MAKING WITHDRAWALS: ACCESSING THE MONEY IN YOUR CONTRACT

Any time before the Annuity Date, you may make a complete withdrawal of your entire Contract Value. We will send you the Contract Value less any taxes withheld. You must send us written instructions from all the Owners to make a complete withdrawal. Your Contract will terminate once the withdrawal has been processed.

You may also make telephone, mail, or internet requests for partial withdrawals of $500 or more before the Annuity Date. You may not make a partial withdrawal that would reduce your Contract Value to less than $5,000. Additional limitations apply to Withdrawals by telephone or internet. See 6. Making Withdrawals in the Prospectus. You may also use our Systematic Withdrawal Program to elect to take periodic withdrawals.

If you request a partial withdrawal in an amount that is less than the total you have in all the Investment Options, you may choose the dollar amount or percentage to be withdrawn from each Investment Option. If you do not specify where we should take the money for a partial withdrawal, we will take it proportionately from all the Investment Options.

We will normally pay you the net amount of any complete or partial withdrawal within seven days after we receive the withdrawal request at the Annuity Service Center. The net amount is the amount of the withdrawal less any taxes withheld.

ADDITIONAL INFORMATION ABOUT FEES

The following tables describe the fees and expenses that you will pay while you own the Contract. Please refer to your Contract schedule page for information about the specific fees you will pay each year based on the options you have elected. The Annual Charges do not include any advisory fees that may be paid by you to a third-party investment advisory firm. If you pay such fees from the Contract, your expenses will be higher.

The first table describes the fees and expenses that you will pay at the time that you buy the Contract or transfer Contract Value between Investment Options. State premium taxes may also be deducted.

Transaction Expenses	Current Charge	Maximum Charge
Exchange Fee	None	$15.00	A

A

Although we do not currently intend to charge for Exchanges, we reserve the right to impose a charge if you make Exchanges on more than six days during a calendar year. The charge will be not more than $15 for each additional day on which you make an Exchange. If your only Exchange on a given day results from Dollar Cost Averaging or Automatic Rebalancing, or because of a transfer from the Government Money Market Investment Option at the end of the Free Look Period, this will not count against the six-day limit.

The next table describes the fees and expenses that you will pay each year during the time that you own the Contract (not including Fund fees and expenses).

Annual Contract Expenses	Maximum Charge
Base Contract Expenses[1]
(as a percentage of the assets of each Investment Option)	0.25%

[1]

Base Contract Expenses are the total of two separate charges, a Mortality and Expense Risk Charge and an Administrative Charge. You may also see Base Contract Expenses referred to as “Total Separate Account Annual Expenses”.

You will be assessed Base Contract Expenses of 0.10% (hereafter referred to as “lower Contract Charges”) if (1) you purchase a Contract on or after September 7, 2010 with an Initial Purchase Payment of $1,000,000 or more, or (2) your Contract Value equals $1,000,000 or more on or after September 7, 2010 and at that time we are offering the Contract to new applicants at the lower Contract Charges. (The lower Contract Charges will be applied as specified in 7(b). Automatic Contract Charge Reduction in the Prospectus.) Please note that if you are funding your Contract with Purchase Payments from different sources (e.g., other annuity contracts or investments), your Contract will be issued with the lower Contract Charges only if the amount of the Initial Purchase Payment that is applied to your Contract on the Contract Date is $1,000,000 or more and is received by us on or after September 7, 2010.

We reserve the right to terminate the lower Contract Charges for new applicants at any time. We also reserve the right to terminate the availability of the lower Contract Charges to existing Owners in the event we decide to cease offering the lower Contract Charges to new applicants. You should not purchase a Contract based on the expectation that we will still be offering new Contracts at the lower Contract Charges if your Contract Value reaches $1,000,000 or more at some time in the future.

The next item shows the minimum and maximum total operating expenses charged by the Funds that you may pay periodically during the time that you own the Contract. A complete list of Funds available under the Contract, including their annual expenses, may be found at the back of this document.

Annual Portfolio Company Expenses	Minimum		Maximum
(expenses that are deducted from Fund assets, including management fees, distribution and/or service (12b-1) fees, and other expenses)	[	]%	[	]%
(expenses that are deducted from Fund assets, including management fees, distribution and/or service (12b-1) fees, and other expenses after any waivers or expense reimbursements)[2]	[	]%	[	]%

[2]	Any expense waivers or reimbursements will remain in effect until at least [____________], and can only be terminated early with approval by the fund’s board of directors.

Example

This example is intended to help you compare the cost of investing in the Contract with the cost of investing in other variable annuity contracts. These costs include annual Contract expenses and annual Fund expenses, but do not reflect any advisory fees that may be paid by you to third-party investment advisory firms. If you pay such fees from the Contract, your expenses will be higher.

This example assumes that you invest $100,000 in the Contract for the time periods indicated. The Example also assumes that your investment has a 5% return each year, 0.25% Base Contract Expenses, and the maximum annual Fund expenses. Although your actual costs may be higher or lower, based on these assumptions, your costs would be as shown immediately below, regardless of whether you annuitize, make a full withdrawal, or continue your Contract at the end of each of the periods shown:

1 year	3 years	5 years	10 years
$[ ]	$[ ]	$[ ]	$[ ]

APPENDIX A: FUNDS AVAILABLE UNDER THE CONTRACT

The following is a list of Funds available under the Contract. More information about the Funds is available in the prospectuses for the Funds, which may be amended from time to time and can be found online at [___]. You can also request this information at no cost by calling [____] or by sending an email request to [___].

The current expenses and performance information below reflects fees and expenses of the Funds, but do not reflect the other fees and expenses that your Contract may charge or any advisory fees that you may pay to a third-party investment advisory firm from the Contract. Expenses would be higher and performance would be lower if these other charges were included. Each Fund’s past performance is not necessarily an indication of future performance.

Investment Objective	Fund & Adviser/Sub-adviser	Current Expenses	Average Annual Total Returns (as of 12/31/202[ ]
			1 year	5 year	10 year
Seeks high total investment return	BlackRock Global Allocation V.I. Fund Adviser: BlackRock Advisers, LLC	[ ]	[ ]	[ ]	[ ]

Seeks to obtain high total return with reduced risk over the long-term by allocating its assets among stocks, bonds, and short-term instruments.	Fidelity® VIP Asset Manager Portfolio Adviser: Fidelity Management & Research Company LLC	[ ]	[ ]	[ ]	[ ]

Seeks to maximize total return by allocating its assets among stocks, bonds, short-term instruments, and other investments	Fidelity® VIP Asset Manager: Growth Portfolio Adviser: Fidelity Management & Research Company LLC	[ ]	[ ]	[ ]	[ ]

Seeks income and capital growth consistent with reasonable risk	Fidelity® VIP Balanced Portfolio Adviser: Fidelity Management & Research Company LLC	[ ]	[ ]	[ ]	[ ]

Seeks to provide investment results that correspond to the aggregate price and interest performance of the debt securities in the Bloomberg Barclays U.S. Aggregate Bond Index	Fidelity® VIP Bond Index Portfolio Adviser: Fidelity Management & Research Company LLC	[ ]	[ ]	[ ]	[ ]

Seeks capital appreciation	Fidelity® VIP Communication Services Portfolio Adviser: Fidelity Management & Research Company LLC	[ ]	[ ]	[ ]	[ ]

Investment Objective	Fund & Adviser/Sub-adviser	Current Expenses	Average Annual Total Returns (as of 12/31/202[ ]
			1 year	5 year	10 year

Seeks capital appreciation	Fidelity® VIP Consumer Discretionary Portfolio Adviser: Fidelity Management & Research Company LLC	[ ]	[ ]	[ ]	[ ]

Seeks capital appreciation	Fidelity® VIP Consumer Staples Portfolio Adviser: Fidelity Management & Research Company LLC	[ ]	[ ]	[ ]	[ ]

Seeks long-term capital appreciation	Fidelity® VIP ContrafundSM Portfolio Adviser: Fidelity Management & Research Company LLC	[ ]	[ ]	[ ]	[ ]

Seeks capital appreciation	Fidelity® VIP Disciplined Small Cap Portfolio Adviser: Fidelity Management & Research Company LLC	[ ]	[ ]	[ ]	[ ]

Seeks capital appreciation	Fidelity® VIP Dynamic Capital Appreciation Portfolio Adviser: Fidelity Management & Research Company LLC	[ ]	[ ]	[ ]	[ ]

Seeks capital appreciation	Fidelity® VIP Emerging Markets Portfolio Adviser: Fidelity Management & Research Company LLC	[ ]	[ ]	[ ]	[ ]

Seeks capital appreciation	Fidelity® VIP Energy Portfolio Adviser: Fidelity Management & Research Company LLC	[ ]	[ ]	[ ]	[ ]

Seeks reasonable income while also considering the potential for capital appreciation. The fund’s goal is to achieve a yield which exceeds the composite yield on the securities comprising the S&P 500® Index	Fidelity® VIP Equity-Income Portfolio Adviser: Fidelity Management & Research Company LLC	[ ]	[ ]	[ ]	[ ]

Investment Objective	Fund & Adviser/Sub-adviser	Current Expenses	Average Annual Total Returns (as of 12/31/202[ ]
			1 year	5 year	10 year

Seeks to provide investment results that correspond to the total return of stocks of mid- to small-capitalization U.S. companies	Fidelity® VIP Extended Market Index Portfolio Adviser: Fidelity Management & Research Company LLC Principal Sub-Adviser: Geode Capital Management, LLC	[ ]	[ ]	[ ]	[ ]

Seeks capital appreciation	Fidelity® VIP Financial Services Portfolio Adviser: Fidelity Management & Research Company LLC	[ ]	[ ]	[ ]	[ ]

Seeks a high level of current income	Fidelity® VIP Floating Rate High Income Portfolio Adviser: Fidelity Management & Research Company LLC	[ ]	[ ]	[ ]	[ ]

Seeks high current income and, as a secondary objective, capital appreciation	Fidelity® VIP FundsManager® 20% Portfolio Adviser: Fidelity Management & Research Company LLC	[ ]	[ ]	[ ]	[ ]

Seeks high total return	Fidelity® VIP FundsManager® 50% Portfolio Adviser: Fidelity Management & Research Company LLC	[ ]	[ ]	[ ]	[ ]

Seeks high total return	Fidelity® VIP FundsManager® 60% Portfolio Adviser: Fidelity Management & Research Company LLC	[ ]	[ ]	[ ]	[ ]

Seeks high total return	Fidelity® VIP FundsManager® 70% Portfolio Adviser: Fidelity Management & Research Company LLC	[ ]	[ ]	[ ]	[ ]

Seeks high total return	Fidelity® VIP FundsManager® 85% Portfolio Adviser: Fidelity Management & Research Company LLC	[ ]	[ ]	[ ]	[ ]

Seeks as high a level of current income as is consistent with preservation of capital and liquidity	Fidelity® VIP Government Money Market Portfolio Adviser: Fidelity Management & Research Company LLC	[ ]	[ ]	[ ]	[ ]

Investment Objective	Fund & Adviser/Sub-adviser	Current Expenses	Average Annual Total Returns (as of 12/31/202[ ]
			1 year	5 year	10 year

Seeks to achieve capital appreciation	Fidelity® VIP Growth Portfolio Adviser: Fidelity Management & Research Company LLC	[ ]	[ ]	[ ]	[ ]

Seeks high total return through a combination of current income and capital appreciation	Fidelity® VIP Growth & Income Portfolio Adviser: Fidelity Management & Research Company LLC	[ ]	[ ]	[ ]	[ ]

Seeks to provide capital growth	Fidelity® VIP Growth Opportunities Portfolio Adviser: Fidelity Management & Research Company LLC	[ ]	[ ]	[ ]	[ ]

Seeks capital appreciation	Fidelity® VIP Health Care Portfolio Adviser: Fidelity Management & Research Company LLC	[ ]	[ ]	[ ]	[ ]

Seeks a high level of current income, while also considering growth of capital	Fidelity® VIP High Income Portfolio Adviser: Fidelity Management & Research Company LLC	[ ]	[ ]	[ ]	[ ]

Seeks investment results that correspond to the total return of common stocks publicly traded in the United States, as represented by the S&P 500® Index	Fidelity® VIP Index 500 Portfolio Adviser: Fidelity Management & Research Company LLC Principal Sub-Adviser: Geode Capital Management, LLC	[ ]	[ ]	[ ]	[ ]

Seeks capital appreciation	Fidelity® VIP Industrials Portfolio Adviser: Fidelity Management & Research Company LLC	[ ]	[ ]	[ ]	[ ]

Seeks capital appreciation	Fidelity® VIP International Capital Appreciation Portfolio Adviser: Fidelity Management & Research Company LLC	[ ]	[ ]	[ ]	[ ]

Seeks to provide investment results that correspond to the total return of foreign developed and emerging stock markets	Fidelity® VIP International Index Portfolio Adviser: Fidelity Management & Research Company LLC Principal Sub-Adviser: Geode Capital Management, LLC	[ ]	[ ]	[ ]	[ ]

Investment Objective	Fund & Adviser/Sub-adviser	Current Expenses	Average Annual Total Returns (as of 12/31/202[ ]
			1 year	5 year	10 year

Seeks as high a level of current income as is consistent with the preservation of capital	Fidelity® VIP Investment Grade Bond Portfolio Adviser: Fidelity Management & Research Company LLC	[ ]	[ ]	[ ]	[ ]

Seeks high total return with a secondary objective of principal preservation as the fund approaches its target date and beyond	Fidelity® VIP Investor FreedomSM 2005 Portfolio Adviser: Fidelity Management & Research Company LLC	[ ]	[ ]	[ ]	[ ]

Seeks high total return with a secondary objective of principal preservation as the fund approaches its target date and beyond	Fidelity® VIP Investor FreedomSM 2010 Portfolio Adviser: Fidelity Management & Research Company LLC	[ ]	[ ]	[ ]	[ ]

Seeks high total return with a secondary objective of principal preservation as the fund approaches its target date and beyond	Fidelity® VIP Investor FreedomSM 2015 Portfolio Adviser: Fidelity Management & Research Company LLC	[ ]	[ ]	[ ]	[ ]

Seeks high total return with a secondary objective of principal preservation as the fund approaches its target date and beyond	Fidelity® VIP Investor FreedomSM 2020 Portfolio Adviser: Fidelity Management & Research Company LLC	[ ]	[ ]	[ ]	[ ]

Seeks high total return with a secondary objective of principal preservation as the fund approaches its target date and beyond	Fidelity® VIP Investor FreedomSM 2025 Portfolio Adviser: Fidelity Management & Research Company LLC	[ ]	[ ]	[ ]	[ ]

Seeks high total return with a secondary objective of principal preservation as the fund approaches its target date and beyond	Fidelity® VIP Investor FreedomSM 2030 Portfolio Adviser: Fidelity Management & Research Company LLC	[ ]	[ ]	[ ]	[ ]

Seeks high total return with a secondary objective of principal preservation	Fidelity® VIP Investor Freedom IncomeSM Portfolio Adviser: Fidelity Management & Research Company LLC	[ ]	[ ]	[ ]	[ ]

Seeks capital appreciation	Fidelity® VIP Materials Portfolio Adviser: Fidelity Management & Research Company LLC	[ ]	[ ]	[ ]	[ ]

Seeks long-term growth of capital	Fidelity® VIP Mid Cap Portfolio Adviser: Fidelity Management & Research Company LLC	[ ]	[ ]	[ ]	[ ]

Seeks long-term growth of capital	Fidelity® VIP Overseas Portfolio Adviser: Fidelity Management & Research Company LLC	[ ]	[ ]	[ ]	[ ]

Investment Objective	Fund & Adviser/Sub-adviser	Current Expenses	Average Annual Total Returns (as of 12/31/202[ ]
			1 year	5 year	10 year

Seeks above average income and long-term capital growth, consistent with reasonable investment risk. The fund seeks to provide a yield that exceeds the composite yield of the S&P 500® Index	Fidelity® VIP Real Estate Portfolio Adviser: Fidelity Management & Research Company LLC	[ ]	[ ]	[ ]	[ ]

Seeks a high level of current income. The fund may also seek capital appreciation	Fidelity® VIP Strategic Income Portfolio Adviser: Fidelity Management & Research Company LLC	[ ]	[ ]	[ ]	[ ]

Seeks capital appreciation	Fidelity® VIP Technology Portfolio Adviser: Fidelity Management & Research Company LLC	[ ]	[ ]	[ ]	[ ]

Seeks to provide investment results that correspond to the total return of a broad range of U.S. stocks	Fidelity® VIP Total Market Index Portfolio Adviser: Fidelity Management & Research Company LLC Principal Sub-Adviser: Geode Capital Management, LLC	[ ]	[ ]	[ ]	[ ]

Seeks capital appreciation	Fidelity® VIP Utilities Portfolio Adviser: Fidelity Management & Research Company LLC	[ ]	[ ]	[ ]	[ ]

Seeks capital appreciation	Fidelity® VIP Value Portfolio Adviser: Fidelity Management & Research Company LLC	[ ]	[ ]	[ ]	[ ]

Seeks capital appreciation	Fidelity® VIP Value Strategies Portfolio Adviser: Fidelity Management & Research Company LLC	[ ]	[ ]	[ ]	[ ]

Seeks income	Franklin U.S. Government Securities VIP Fund Adviser: Franklin Advisers, Inc	[ ]	[ ]	[ ]	[ ]

Investment Objective	Fund & Adviser/Sub-adviser	Current Expenses	Average Annual Total Returns (as of 12/31/202[ ]
			1 year	5 year	10 year

Seeks high current income, consistent with preservation of capital, with capital appreciation as a secondary consideration.	Templeton Global Bond VIP Fund Adviser: Franklin Advisers, Inc	[ ]	[ ]	[ ]	[ ]

Seeks long-term capital appreciation by investing primarily in equity securities of issuers throughout the world, including U.S. issuers.	Invesco V.I. Global Core Equity Fund Adviser: Invesco Advisers, Inc. Sub-Adviser: Invesco Canada, Ltd.	[ ]	[ ]	[ ]	[ ]

Seeks long-term capital appreciation	Lazard Retirement Emerging Markets Equity Portfolio Adviser: Lazard Asset Management LLC	[ ]	[ ]	[ ]	[ ]

Seeks high total return by investing primarily in fixed income securities of government and government-related issuers and, to a lesser extent, of corporate issuers in emerging market countries	Morgan Stanley Emerging Markets Debt Portfolio* Adviser: Morgan Stanley Investment Management Inc.	[ ]	[ ]	[ ]	[ ]

Seeks long-term capital appreciation by investing primarily in growth-oriented equity securities of issuers in emerging market countries	Morgan Stanley Emerging Markets Equity Portfolio* Adviser: Morgan Stanley Investment Management Inc.	[ ]	[ ]	[ ]	[ ]

Seeks total return	Morgan Stanley Global Strategist Portfolio* Adviser: Morgan Stanley Investment Management Inc.	[ ]	[ ]	[ ]	[ ]

Seeks maximum real return, consistent with prudent investment management	PIMCO VIT CommodityRealReturn® Strategy Portfolio Adviser: Pacific Investment Management Company LLC	[ ]	[ ]	[ ]	[ ]

Seeks maximum total return, consistent with preservation of capital and prudent investment management	PIMCO VIT Low Duration Portfolio Adviser: Pacific Investment Management Company LLC	[ ]	[ ]	[ ]	[ ]

Investment Objective	Fund & Adviser/Sub-adviser	Current Expenses	Average Annual Total Returns (as of 12/31/202[ ]
			1 year	5 year	10 year

Seeks maximum real return, consistent with preservation of real capital and prudent investment management	PIMCO VIT Real Return Portfolio Adviser: Pacific Investment Management Company LLC	[ ]	[ ]	[ ]	[ ]

Seeks maximum total return, consistent with preservation of capital and prudent investment management	PIMCO VIT Total Return Portfolio Adviser: Pacific Investment Management Company LLC	[ ]	[ ]	[ ]	[ ]

Each Fidelity Investment Option invests in Investor Class shares of each Fund except for the VIP Index 500 Portfolio, VIP Bond Index Portfolio, VIP Extended Market Index Portfolio, VIP International Index Portfolio and VIP Total Market Index Portfolio which invest in Initial Class shares of each Fund.

The names and investment objectives of the below Funds may be similar to those of other funds available through the same Investment Advisor; however, the performance of such funds may differ significantly.

VIP refers to Variable Insurance Products

VIT refers to Variable Insurance Trust

*	Morgan Stanley refers to Morgan Stanley Variable Insurance Fund, Inc.

This Initial Summary Prospectus incorporates by reference the Prospectus and Statement of Additional Information (SAI) for the Contract, both dated April 30, 2022. The SAI may be obtained, free of charge, in the same manner as the prospectus.